UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Neurologix, Inc.
(Name of Registrant as Specified In Its Charter)

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As filed with the Commission on April 9, 2009

April 9, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Neurologix, Inc. to be held at Montammy Golf Club, Route 9W & Montammy Drive, Alpine, New Jersey 07620 on Thursday, May 7, 2009, at 10:00 a.m. At this meeting, we will ask you to consider and vote upon the election of a Class III director.

Your vote is important. Whether or not you plan to attend the annual meeting, we recommend that you complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the annual meeting. The enclosed proxy statement provides you with detailed information about the proposal submitted for your consideration. We urge you to read it carefully.

On behalf of your Board of Directors, I thank you for your support and appreciate your consideration.

Very truly yours,

/s/ John E. Mordock
John E. Mordock
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 7, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Neurologix, Inc., a Delaware corporation (the “Corporation”), will be held at Montammy Golf Club, Route 9W & Montammy Drive, Alpine, New Jersey 07620 on Thursday, May 7, 2009, at 10:00 a.m., Eastern time, for the following purposes:

1. To elect one Class III director to hold office for a term of three years.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL PRESENTED IN THE PROXY STATEMENT.

The Board of Directors has fixed the close of business on April 1, 2009 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.

A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 is enclosed.

To assure your representation at the meeting, please sign, date and return your proxy in the enclosed envelope, which requires no postage if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Marc L. Panoff
Marc L. Panoff
Chief Financial Officer, Secretary and Treasurer

One Bridge Plaza
Fort Lee, New Jersey 07024

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS — MAY 7, 2009

This Proxy Statement is furnished by the Board of Directors (the “Board”) of Neurologix, Inc., a Delaware corporation (the “Corporation”). The Proxy Statement is being sent to the Corporation’s stockholders in connection with the solicitation of proxies by the Board, on behalf of the Corporation, to be used at the Annual Meeting of Stockholders, which will be held at Montammy Golf Club, Route 9W & Montammy Drive, Alpine, New Jersey 07620 on Thursday, May 7, 2009, at 10:00 a.m., Eastern time. The Corporation’s offices are located at One Bridge Plaza, Suite 605, Fort Lee, New Jersey 07024.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to the Corporation’s stockholders on or about April 9, 2009. A copy of the Corporation’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2008 is also enclosed.

You are requested to complete, date and sign the accompanying proxy and return it to the Corporation in the enclosed envelope. The proxy may be revoked at any time prior to the meeting by written notice to the Corporation bearing a later date than the date on the proxy or by attending the meeting and voting in person. The Corporation may solicit proxies in person, by mail, telephone, facsimile, e-mail or other similar means. Where instructions are indicated, proxies will be voted in accordance therewith. Where no instructions are indicated, proxies will be voted for the proposal set forth below.

The Board has fixed the close of business on April 1, 2009 as the record date (the “Record Date”) for the determination of stockholders who are entitled to notice of and to vote at the meeting. As of the Record Date, the outstanding number of voting securities of the Corporation was 28,785,479 shares, consisting of 27,764,058 shares of common stock, par value $0.001 per share (“Common Stock”), 645 shares of Series A convertible preferred stock, par value $0.10 per share (“Series A Preferred Stock”), 285,878 shares of Series C convertible preferred stock, par value $0.10 per share (“Series C Preferred Stock”), and 734,898 shares of Series D convertible preferred stock, par value $0.10 per share (“Series D Preferred Stock”). Holders of a majority of our outstanding shares of Common Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, considered as a single class, on an as-converted basis, must be present or represented by proxy at the meeting to constitute a quorum. For each share held as of the Record Date, each holder of Common Stock is entitled to one vote per share of Common Stock, each holder of Series A Preferred Stock is entitled to one vote per share of Series A Preferred Stock, each holder of Series C Preferred Stock is entitled to approximately 21.88 votes per share of Series C Preferred Stock and each holder of Series D Preferred Stock is entitled to approximately 30.17 votes per share of Series D Preferred Stock.

A plurality of the votes of the total number of the shares of Common Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock present at the meeting will be necessary to approve Proposal 1 regarding the election of one Class III director of the Corporation. Under applicable Delaware law, in tabulating votes, abstentions (including broker non-votes) will be disregarded and will have no effect on the outcome of the vote.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

As of the Record Date, the persons and entities listed below were, to the knowledge of the Corporation, the only beneficial owners of more than five percent of the outstanding shares of Common Stock.

			Percentage of
	Amount and Nature of		Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership		Shares

Palisade Private Partnership, L.P.	6,801,890	(1)	12.10%
Warwick J. Greenwood, Trustee ATEC Trust	3,432,608	(2)	6.11%
Chrysler LLC Master Retirement Trust	5,058,956	(3)	8.86%
Trustees of General Electric Pension Trust	13,554,823	(4)	23.19%
Corriente Master Fund, L.P.	16,163,780	(5)	27.20%

(1)	Based on information provided in the Schedule 13D/A filed on March 7, 2008, Palisade Private Partnership, L.P. (“PPP”) is an investment limited partnership formed under the laws of Delaware. Palisade Private Holdings, LLC, a Delaware limited liability company, is the general partner of PPP and is deemed to beneficially own the shares owned by PPP. PPP’s address is Palisade Private Holdings, LLC, One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024.

(2)	Based on information provided in the Form 4 filed on January 29, 2008 by ATEC Trust (“ATEC”), a trust organized under the laws of New Zealand. Warwick Greenwood is the trustee of ATEC. ATEC’s address is Auckland Technology Enabling Corporation Limited, P.O. Box 10-359, 8th Floor, Lumley House, 93 The Terrace, Wellington, New Zealand.

(3)	Consists of warrants to purchase 926,966 shares of Common Stock, 180,891 shares of Series C Preferred Stock (presently convertible into 3,956,990 shares of Common Stock) and 175,000 shares of Common Stock. Based on information provided in the Schedule 13G/A filed on February 18, 2009 by Chrysler LLC Master Retirement Trust (“Chrysler LLC”). Chrysler LLC’s address is c/o State Street Corporation, 225 Liberty Street, 24th Floor, New York, New York 10281.

(4)	Consists of warrants to purchase 2,257,262 shares of Common Stock, 93,940 shares of Series C Preferred Stock (presently convertible into 2,054,937 shares of Common Stock), and 306,327 shares of Series D Preferred Stock (presently convertible into 9,242,624 shares of Common Stock). Based on information provided in the Schedule 13G/A filed on February 18, 2009 by the Trustees of General Electric Pension Trust (“GEPT”). GEPT’s address is 3001 Summer Street, Stamford, Connecticut 06905.

(5)	Consists of warrants to purchase 3,232,758 shares of Common Stock and 428,571 shares of Series D Preferred Stock (presently convertible into 12,931,022 shares of Common Stock). Based on information provided in the Schedule 13D filed on November 29, 2007 and the Schedule 13D/A filed on April 30, 2008, Corriente Master Fund, L.P. (“CMF”) is an investment limited partnership formed under the laws of Delaware. Corriente Advisors, LLC (“CA”) is an investment advisory and management services limited liability company formed under the laws of Delaware. CA acts as an investment advisor to, and manages investment and trading accounts of, other persons, including CMF. CA is deemed to beneficially own the shares owned by CMF. CMF’s address is 201 Main Street, Suite 1800, Fort Worth, Texas 76102.

SECURITY OWNERSHIP OF BOARD AND MANAGEMENT

The following table shows: (i) the number of shares of Common Stock that each of the Corporation’s directors, nominees and executive officers beneficially owned or had the right to acquire beneficial ownership of as of, or within sixty days of, the Record Date; and (ii) the percentage ownership of the outstanding shares of Common Stock represented thereby. The address for each of such persons is the address of the Corporation.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class

William J. Gedale	80,838	(1)	*
Cornelius E. Golding	146,666	(2)	*
Clark A. Johnson	731,508	(3)	1.30%
Martin J. Kaplitt, M.D.	2,418,901		4.30%
Austin M. Long, III	233,333	(4)	*
Craig J. Nickels	285,942	(5)	*
Jeffrey B. Reich, M.D.	156,000	(6)	*
Elliott H. Singer	168,333	(7)	*
John E. Mordock	580,000	(8)	1.02%
Marc L. Panoff	338,333	(9)	*
Christine V. Sapan	301,666	(10)	*
Officers and Directors as a Group (11 persons)	5,441,520		8.49%

*	Represents less than 1% of the outstanding shares.

(1)	Includes 50,000 shares of Common Stock which may be acquired upon the exercise of options which are or become exercisable within sixty days of the Record Date.

(2)	Includes 116,666 shares of Common Stock which may be acquired upon the exercise of options which are or become exercisable within sixty days of the Record Date.

(3)	Includes 120,000 shares of Common Stock which may be acquired upon the exercise of options which are or become exercisable within sixty days of the Record Date.

(4)	Includes 233,333 shares of Common Stock which may be acquired upon the exercise of options which are or become exercisable within sixty days of the Record Date.

(5)	Includes 233,333 shares of Common Stock which may be acquired upon the exercise of options which are or become exercisable within sixty days of the Record Date.

(6)	Includes 130,000 shares of Common Stock which may be acquired upon the exercise of options which are or become exercisable within sixty days of the Record Date.

(7)	Includes 128,333 shares of Common Stock which may be acquired upon the exercise of options which are or become exercisable within sixty days of the Record Date.

(8)	Includes 560,000 shares of Common Stock which may be acquired upon the exercise of options which are or become exercisable within sixty days of the Record Date.

(9)	Includes 328,333 shares of Common Stock which may be acquired upon the exercise of options which are or become exercisable within sixty days of the Record Date.

(10)	Includes 291,666 shares of Common Stock which may be acquired upon the exercise of options which are or become exercisable within sixty days of the Record Date.

PROPOSAL NUMBER 1: ELECTION OF CLASS III DIRECTOR

The Corporation’s certificate of incorporation and by-laws provide that the Board is divided into three classes: Class I directors, Class II directors and Class III directors. The members of one of the three classes of directors are elected each year for a three-year term. The stockholders will elect one Class III director at the meeting, to serve for a three-year term expiring at our Annual Meeting of Stockholders in 2012 or until his successor has been elected and qualified, or until the earliest of his death, resignation or retirement. The Corporation’s certificate of incorporation provides that the total number of directors constituting the entire Board shall not be less than three nor more than twelve, with the then authorized directors being fixed from time to time by the Board. In view of current economic considerations, the Board decided to reduce the number of authorized directors from nine to seven upon the expiration of the then current term of the Class III Directors. As a result, Austin M. Long, III, and Craig J. Nickels agreed not to stand for reelection. (See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”).

Nominee For Election As Class III Director

Unless instructed otherwise, the proxies named on the enclosed proxy card intend to vote the shares that they represent to elect John E. Mordock to serve as Class III director.

JOHN E. MORDOCK — Mr. Mordock, age 63, has been a director of the Corporation since November 2005. Mr. Mordock was appointed as the President and Chief Executive Officer of the Corporation on July 17, 2006. Mr. Mordock was a Partner of Red Bird Capital, LLC, a private equity firm focusing on early stage medical technology companies, from January 2001 until July 2006. From 1996 to 2001, Mr. Mordock was President and Chief Executive Officer and a director of Teleflex Instruments & Surgical Services. Mr. Mordock was also President, Chief Operating Officer and a director of Cabot Medical Corporation from 1981 to 1996. Mr. Mordock holds a B.S. and an MBA from La Salle University and an E.P.S.M. from the Graduate School of Business at Stanford University.

Election of the Class III director of the Corporation will require the affirmative vote of a plurality of voting shares held by stockholders present in person or represented by proxy at the meeting and entitled to vote thereat.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ITS NOMINEE FOR CLASS III DIRECTOR.

BOARD OF DIRECTORS AND COMMITTEES

Other Directors

The terms of the Class I and Class II directors expire in 2010 and 2011, respectively. Accordingly, these directors are not up for re-election at the meeting.

Class I Directors Continuing in Office with Terms Expiring at the 2010 Annual Meeting of Stockholders

WILLIAM J. GEDALE — Mr. Gedale, age 66, has been a director of the Corporation since May 2007. He is the co-founder of NGN Capital and has been a Managing General Partner thereof since 2003. Mr. Gedale was the President and Chief Executive Officer of Mount Everest Advisors, an investment counseling firm which he founded in 1996. He also served as an investment advisor to individuals and as a consultant to Warburg-Pincus Capital Management, the world’s largest venture capital firm, between 1999 and 2001. Before founding Mount Everest Advisors, he was a Managing Director at John W. Bristol & Co., a privately owned, independent investment advisor, in 1995. From 1969 to 1995, Mr. Gedale was with General American Investors, one of the nation’s oldest closed-end funds, and held various positions, including President and Chief Executive Officer from 1989 to 1995. He is currently Chairman of Promosone, a privately held bioproduction and biopharmaceutical company, and Vice Chairman of Enzybiotics, a privately held biopharmaceutical company working to combat various infectious disease pathogens. He was previously a director of Gamco (Gabelli Holding), General American Investors, Allied Clinical Laboratories, U.S. Home Health Care, Unilab Corporation, and BioReliance Corporation. Mr. Gedale holds an M.B.A. from New York University, a J.D. from Fordham Law School and an A.B. from Syracuse University.

CLARK A. JOHNSON — Mr. Johnson, age 77, has been a director of the Corporation since February 2004. He has been the Chairman of PSS World Medical, Inc., a national distributor of medical equipment and supplies to physicians, hospitals, nursing homes, and diagnostic imaging facilities since October 2000. From August 1985 to June 1998, Mr. Johnson served as Chief Executive Officer of Pier 1 Imports, a specialty retailer of imported decorative home furnishings, gifts and related items, also becoming Chairman in 1988. Currently, Mr. Johnson serves on the board of directors of various private companies, including REFAC Optical Group, a provider of managed vision and professional eye care products and services and an affiliate of Palisade Capital Management, LLC (“PCM”), MetroMedia International Group, an international telecommunications company, World Factory, Inc., an international sourcing and product development company specializing in outdoor living and hardware products and Brain Twist Inc., a specialty drink development company. Mr. Johnson owns 5% of the preferred, non-voting equity interest in PCM.

JEFFREY B. REICH, M.D. — Dr. Reich, age 46, has been a director of the Corporation since February 2005. Since January 2007, Dr. Reich has served as a healthcare analyst at Cramer Rosenthal McGlynn, a New York City-based investment and asset management firm. From 2002 through 2007, Dr. Reich served as a senior analyst and portfolio manager at Merlin Biomed Group, a New York City-based asset management firm that invests globally in public and private healthcare companies. Dr. Reich has also served as an assistant professor of clinical neurology at Weill Medical College of Cornell University since 1995. He received his medical degree from Weill Medical College of Cornell University in 1987. Dr. Reich was initially elected to the Board pursuant to the Stock Purchase Agreement, dated as of February 4, 2005 by and among the Corporation, Merlin Biomed Long Term Appreciation Fund LP and Merlin Biomed Offshore Master Fund LP. (collectively, “Merlin”). This agreement originally gave Merlin the right to appoint Dr. Reich to the Board but has since been amended to eliminate this right.

Class II Directors Continuing in Office with Terms Expiring at the 2011 Annual Meeting of Stockholders

CORNELIUS E. GOLDING — Mr. Golding, age 61, has been a director of the Corporation since August 2006. From 1981 to 2003, Mr. Golding served in various financial roles at Atlantic Mutual Insurance Company (“Atlantic Mutual”), a property and casualty insurance company in Madison, New Jersey. During his tenure with Atlantic Mutual, Mr. Golding first served as vice president of internal audit and comptroller before being appointed as senior vice president. Mr. Golding was promoted to chief financial officer in 1994 and served in this role until his retirement in 2003. Mr. Golding is currently a financial consultant to various property and casualty insurance companies and serves on the boards of directors of the Somerset Hills Bank Corp., a holding company for the Bank of Somerset Hills, a New Jersey bank, and various private companies, including the United Auto Insurance Group of North Miami Beach, Florida. Mr. Golding is a Certified Public Accountant and holds a B.B.A. in accounting from Saint John Fisher College and an M.B.A. in finance from Fairleigh Dickenson University.

ELLIOTT H. SINGER — Mr. Singer, age 68, has been a director of the Corporation since November 14, 2005. Mr. Singer is a Managing Director of FairView Advisors, a financial services firm that he founded in September 2001. Mr. Singer founded and served as the Chief Executive Officer of A+ Network (formerly A+ Communications). Mr. Singer holds a B.A. from Tulane University and an MBA from the Leonard R. Stern School of Business at NYU.

MARTIN J. KAPLITT, M.D. — Dr. Kaplitt, age 70, has been the Chairman of the Board of the Corporation since February 2004. Dr. Kaplitt served as the Executive Chairman of the Corporation from September 2004 until February 23, 2007. He also served as President of the Corporation from February 2004 to September 2004 and was previously a director and president of Neurologix Research, Inc., the Corporation’s predecessor, from August 1999 to February 2004. Dr. Kaplitt has been associated with North Shore University Hospital for over 30 years and has held a variety of positions including: Chief of Thoracic and Cardiovascular Surgery from 1971 to 1978, Associate Attending in Cardiovascular Surgery from 1978 to 2001 and Adjunct Associate Attending in Surgery from 2001 to present. He was also a clinical associate professor of surgery at Cornell University Medical College. Dr. Kaplitt was a director of the Trust Company of New Jersey from 1985 through May 2004, when it was acquired by North Fork Bankcorp of Long Island, NY. Dr. Kaplitt attended Cornell University and the State University of New York, Downstate Medical Center. Dr. Kaplitt is a fellow of the American College of Surgeons and the American College of Cardiology.

Board and Committee Meetings

During 2008, the Board met five times. Except for Craig J. Nickels, each director attended at least 75% of the meetings of the Board and each of the meetings of the Audit Committee and the Compensation Committee on which such director served. The Audit Committee met five times during 2008, with all members in attendance at three meetings and two members in attendance at two meetings. The Compensation Committee met three times during 2008, with all members in attendance at two meetings and two members in attendance at one meeting.

It is the Corporation’s policy that directors are invited and encouraged to attend the Annual Meeting of Stockholders. At the time of the 2008 Annual Meeting of Stockholders, the Corporation had nine directors, all of whom attended the meeting.

Committees

The Board currently maintains an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and a Compensation Committee. The Corporation does not have a Nominating Committee.

Nominating Process

The Board does not consider it necessary to have a Nominating Committee or written charter since the size of the Board enables all directors to participate in the nominating process and to address the need to attract and retain qualified directors and to fill any vacancies in the Board. Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, the Board, in making its nominations, considers, among other things, an individual’s business experience, industry experience, breadth of knowledge about issues affecting the Corporation, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

In 2008, the Board consisted of nine directors. The Board has determined that William J. Gedale, Cornelius E. Golding, Jeffrey B. Reich, M.D. and Elliott H. Singer are independent directors. Although the Corporation is not listed on any exchange or automated quotation system, the Board, in making this independence determination, considered the independence standards for directors set forth in the American Stock Exchange Company Guide for its listed companies (the “AMEX Rules”).

The Board does not have a formal policy that requires it to consider any director candidates that might be recommended by stockholders. The need for such a policy has not arisen since, to date, the Corporation has not received any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the Board’s slate of nominees in the Corporation’s proxy statement. The absence of a formal policy does not mean, however, that a recommendation would not have been considered had one been received. The Corporation will consider director candidates recommended by stockholders. Any stockholder desiring to make such a recommendation should send the recommendation, in writing, to the Corporate Secretary at the address of the Corporation set forth on the first page of this Proxy Statement, by no later than the date by which stockholder proposals for action must be submitted. The recommendation should include the recommended candidate’s biographical data, and should be accompanied by the candidate’s written consent to nomination and to serving as a director, if elected.

Compensation Committee

In 2008, the members of the Compensation Committee were Messrs. Singer (Chair), Long and Nickels. Messrs. Singer, Long and Nickels were determined by the Board to be independent directors. Since Messrs. Long and Nickels are not standing for reelection, the Compensation Committee, for 2009, will consist of Messrs. Singer (Chair), Gedale and Golding, all of whom are determined to be independent directors. The principal responsibilities of the Compensation Committee are to evaluate the performance of executive officers, establish policies and determine matters involving executive compensation, recommend changes in employee benefit programs, approve the grant of stock options and stock awards under the Corporation’s stock plans and provide assistance to management regarding key personnel selection. In order to determine the elements and levels of the Corporation’s executive compensation and to gain an understanding of any trends impacting compensation generally, the

Compensation Committee from time to time gathers information on executive compensation, including salaries, stock options, bonuses and other benefits, from similarly situated biotechnology companies. The Compensation Committee weighs this information and reviews the Corporation’s overall performance and makes recommendations regarding compensation to the full Board. To date, no compensation consultant has been engaged to assist the Compensation Committee or the Board in connection with establishing executive compensation. The Board adopted a written charter of the Compensation Committee on February 23, 2007. A copy of the charter is available on the Corporation’s website www.neurologix.net under the heading “Investor Relations/Corporate Governance/Compensation Committee Charter.”

Audit Committee

In 2008, the members of the Audit Committee were Messrs. Long (Chair), Golding and Nickels. Each of Messrs. Long, Golding and Nickels have been determined by the Board to be independent. Since Messrs. Long and Nickels are not standing for reelection, the Audit Committee, for 2009, will consist of Messrs. Golding (Chair), Gedale and Reich, all of whom are determined to be independent directors. In making this decision, the Board considered Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Golding is a “financial expert”, as that term is defined under Item 407(d)(5) of Regulation S-K under the Exchange Act. The Board adopted a written charter of the Audit Committee on March 23, 2004 which is reviewed annually and pursuant thereto was restated on March 25, 2005 and was amended, in minor respects, on February 23, 2007 and March 24, 2009. A copy of the charter is available on the Corporation’s website www.neurologix.net under the heading “Investor Relations/Corporate Governance/Audit Committee Charter.”

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Corporation’s independent registered public accounting firm and, in this regard, it meets periodically with the independent registered public accounting firm to review plans for the audit and the audit results, reviews financial statements, accounting policies, tax and other matters for compliance with the requirements of the Financial Accounting Standards Board and government regulatory agencies.

Directors’ Compensation

The Board has a policy of paying quarterly fixed retainers of $1,500, to each director who is not also an employee of the Corporation plus an additional quarterly retainer of $1,000 for directors who serve on the Audit Committee and for the Chair of the Compensation Committee. The Board’s director compensation policy also provides for annual stock option grants of 30,000 shares with an additional 20,000 shares to directors who serve on the Audit Committee and for the Chair of the Compensation Committee. Annual stock option grants for 2009 will be made to directors immediately following the annual meeting.

The following table sets forth the compensation received by the Corporation’s directors in 2008.

	Fees Paid	Option
Name(1)	in Cash ($)	Awards ($)(2)	Total ($)

William J. Gedale	6,000	16,234	22,234
Cornelius E. Golding	10,000	37,113	47,113
Clark A. Johnson	6,000	16,234	22,234
Martin J. Kaplitt, M.D.(3)	110,000	—	110,000
Austin M. Long, III	10,000	27,054	37,054
Craig J. Nickels	10,000	28,726	38,726
Jeffrey B. Reich, M.D.	6,000	16,234	22,234
Elliott H. Singer	10,000	27,054	37,054

(1)	John E. Mordock, a director and the Corporation’s President and Chief Executive Officer, is an officer of the Corporation and is not included in this table. Mr. Mordock’s compensation is included in the Summary Compensation Table.

(2)	The amounts in the Option Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), for awards pursuant to the Corporation’s 2000 Stock Option Plan. For a discussion of the valuation assumptions, see the footnotes to the Corporation’s financial statements included in its 2008 Annual Report on Form 10-K. Aggregate total numbers of stock option awards outstanding, as of December 31, 2008, are shown below.

(3)	Martin J. Kaplitt, M.D. was paid $110,000 in 2008 under the terms of a consulting agreement. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for further information.

				Outstanding
		Expiration	Exercise	Stock
Name	Grant Date	Date	Price	Options

William J. Gedale	5/9/07	5/9/17	$1.15	30,000
	5/8/08	5/8/18	$0.62	30,000

				60,000
Cornelius E. Golding	5/9/07	5/9/17	$1.15	83,333
	5/8/08	5/8/18	$0.62	50,000

				133,333
Clark A. Johnson	3/23/04	3/23/14	$1.50	10,000
	5/16/05	5/16/15	$1.94	30,000
	5/9/06	5/9/16	$1.80	30,000
	5/9/07	5/9/17	$1.15	30,000
	5/8/08	5/8/18	$0.62	30,000

				130,000
Austin M. Long, III	3/23/04	3/23/14	$1.50	50,000
	5/16/05	5/16/15	$1.94	50,000
	5/9/06	5/9/16	$1.80	50,000
	5/9/07	5/9/17	$1.15	50,000
	5/8/08	5/8/18	$0.62	50,000

				250,000
Craig J. Nickels	3/23/04	3/23/14	$1.50	50,000
	5/16/05	5/16/15	$1.94	50,000
	5/9/06	5/9/16	$1.80	30,000
	12/1/06	12/1/16	$0.72	20,000
	5/9/07	5/9/17	$1.15	50,000
	5/8/08	5/8/18	$0.62	50,000

				250,000
Jeffrey B. Reich, M.D.	5/16/05	5/16/15	$1.94	50,000
	5/9/06	5/9/16	$1.80	30,000
	5/9/07	5/9/17	$1.15	30,000
	5/8/08	5/8/18	$0.62	30,000

				140,000
Elliott H. Singer	5/9/06	5/9/16	$1.80	45,000
	5/9/07	5/9/17	$1.15	50,000
	5/8/08	5/8/18	$0.62	50,000

				145,000

Policy on Stockholder Communication with Directors

The Board has a written policy on stockholder and interested party communications with directors, a copy of which is available on the Corporation’s corporate website at www.neurologix.net, under the heading “Investor Relations/Corporate Governance/Stockholder Communication with Directors Policy.”

Under the policy, stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Secretary, Neurologix, Inc., One Bridge Plaza, Fort Lee, NJ 07024.

All communications received as set forth in the preceding paragraph will be opened by the Corporation’s Executive Officers for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the executive officers will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

CODES OF ETHICS

The Board has adopted an Amended and Restated Code of Ethics for its Chief Executive and Senior Financial Officers (the “Financial Code of Ethics”). The Corporation’s Chief Executive Officer and Chief Financial Officer have signed the Financial Code of Ethics and will be held to the standards outlined therein. The Board has also adopted an Amended and Restated Code of Ethics and Conduct applicable to all employees, officers, scientific advisors and directors of the Corporation (together with the Financial Code of Ethics, the “Codes of Ethics”). Copies of each of these Codes of Ethics are available at the Corporation’s website at www.neurologix.net under the heading “Investor Relations — Corporate Governance.”

EXECUTIVE OFFICERS

The Corporation’s current executive officers are: (i) John E. Mordock, President and Chief Executive Officer, appointed on July 17, 2006, (ii) Marc L. Panoff, Chief Financial Officer, Treasurer and Secretary, appointed on January 23, 2006, and (iii) Christine V. Sapan, Executive Vice President, Chief Development Officer, appointed on July 10, 2006. For purposes of this proxy statement, the term “Named Executives” shall mean Messrs. Mordock and Panoff and Dr. Sapan. Set forth below is a brief description of our executive officers who are not described above.

MARC PANOFF — Mr. Panoff, age 38, was appointed as the Chief Financial Officer and Treasurer of the Corporation on January 23, 2006 and appointed as the Corporation’s Secretary on May 9, 2006. Mr. Panoff was the Chief Financial Officer at Nephros, Inc., a publicly traded medical device company, from July 2004 to January 2006. From August 2001 to July 2004, Mr. Panoff was the Vice President, Finance, at Walker Digital Companies, a privately held research and development company. He also served as Corporate Controller at Medicis Pharmaceutical Corporation, a publicly traded specialty pharmaceutical company, for over seven years. Mr. Panoff received his Bachelor of Science in Business Administration from Washington University in St. Louis and his Masters in Business Administration from Arizona State University. He is also a Certified Public Accountant in the state of New York.

CHRISTINE V. SAPAN — Dr. Sapan, age 61, was appointed as the Executive Vice President, Chief Development Officer of the Corporation effective July 10, 2006. Dr. Sapan was previously employed for 18 years at Nabi Biopharmaceuticals, a vertically integrated biopharmaceutical company that focuses on serious unmet medical needs including infectious diseases, most recently serving as Vice President, Project Management from 2001 to 2005. Dr. Sapan has a Ph.D in Experimental Pathology and an M.S. in Human Physiology from the University of North Carolina.

The following table presents the aggregate compensation for services in all capacities paid by the Corporation and its subsidiaries in respect of the years ended December 31, 2007 and 2008 to the Corporation’s Named

Executives. Except as set forth herein, the Named Executives did not receive any compensation from the Corporation during 2007 and 2008.

Summary Compensation Table

				Option	Other Annual
Name and Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Compensation ($)		Total ($)

John E. Mordock,	2008	$275,000	—	$80,146	$47,297	(2)	$402,443
President and Chief Executive Officer	2007	250,000	$75,000	93,806	26,633	(2)	445,439
Marc L. Panoff,	2008	203,000	—	79,841	—		282,841
Chief Financial Officer, Treasurer and Secretary	2007	185,000	55,000	109,606	—		349,606
Christine V. Sapan,	2008	264,000	—	86,128	—		350,128
Executive Vice President, Chief Development Officer	2007	225,000	72,000	143,278	2,920	(3)	443,198

(1)	The amounts in the Option Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008 and 2007, in accordance with FAS 123(R), for awards pursuant to the Corporation’s 2000 Stock Option Plan. No stock awards or equity incentive plan awards were granted to such persons during 2008 or 2007.

(2)	The amount shown for Mr. Mordock under Other Annual Compensation for 2008 and 2007 reflects expenses paid by the Corporation for lodging and transportation and the related gross up for taxes on income arising out of such expenses.

(3)	The amount shown for Dr. Sapan under Other Annual Compensation for 2007 reflects a payment for the 2006 gross up for taxes on income arising out of expenses paid by the Corporation for temporary lodging and transportation.

Employment Agreements

John E. Mordock

Effective July 17, 2006, the Corporation hired John E. Mordock to serve as its President and Chief Executive Officer under a letter agreement dated July 17, 2006. Mr. Mordock was initially paid an annual base salary of $200,000, which was increased to $250,000 effective January 1, 2007.

On December 4, 2007, the Corporation entered into an employment agreement with Mr. Mordock, which superseded his letter agreement. The employment agreement provides that Mr. Mordock shall be employed by the Corporation for a period of two years, shall initially receive an annual base salary of at least $250,000 and shall be eligible to receive an annual bonus in the discretion of the Board. Effective January 1, 2008, his base salary was set at $275,000. During the period of his employment, Mr. Mordock will be reimbursed for reasonable temporary housing and automobile expenses related to his employment. If Mr. Mordock’s employment is terminated by the Corporation without “Cause” or by Mr. Mordock for “Good Reason” (including a “Change in Control”), as those terms are defined in his employment agreement, he shall be entitled to a cash payment equal to the lesser of (i) one year of base salary or (ii) the base salary payable for the remaining term of the employment agreement. In addition, all of his options shall immediately vest and be exercisable for up to one year following the date of any such termination. As of December 31, 2008, total unrecognized compensation cost related to Mr. Mordock’s stock option awards was approximately $36,000.

Christine V. Sapan

Effective July 10, 2006, Dr. Christine V. Sapan was appointed as Executive Vice President, Chief Development Officer of the Corporation under a letter agreement dated June 23, 2006. Dr. Sapan’s base annual salary was $225,000 and she is eligible to receive a discretionary annual bonus, with a target bonus of 40% of her annual base salary. Effective January 1, 2008, her base salary was set at $264,000. In the event of her relocation, Dr. Sapan will be reimbursed by the Corporation for all reasonable moving expenses in connection with such relocation. During the first six months of her employment, Dr. Sapan was reimbursed for temporary housing and automobile expenses. If Dr. Sapan’s employment is terminated by the Corporation without “Cause” (as defined in her letter agreement), or by Dr. Sapan as a result of a demotion of her position, a diminution in her duties or a “Change of Control” (as defined in the 2000 Stock Option Plan), she will be entitled to receive a payment of twelve months’ base salary. All of her options shall immediately vest and be exercisable for up to one year following the date of any such termination. As of December 31, 2008, total unrecognized compensation cost related to Dr. Sapan’s stock option awards was approximately $30,000.

Marc L. Panoff

On January 23, 2006, the Corporation hired Marc L. Panoff as its Chief Financial Officer and Treasurer under a letter agreement dated December 15, 2005. Mr. Panoff was also appointed as the Corporation’s Secretary on May 9, 2006. Mr. Panoff initially received an annual base salary of $165,000, which was increased to $185,000 effective January 1, 2007.

On December 4, 2007, the Corporation entered into an employment agreement with Mr. Panoff, which superseded his letter agreement. The employment agreement provides that Mr. Panoff shall be employed by the Corporation for a period of two years, shall initially receive an annual base salary of at least $185,000 and shall be eligible to receive an annual bonus in the discretion of the Board. Effective January 1, 2008, his base salary was set at $203,000. If Mr. Panoff’s employment is terminated by the Corporation without “Cause” or by Mr. Panoff for “Good Reason” (including a “Change in Control”), as those terms are defined in his employment agreement, he shall be entitled to a cash payment equal to the lesser of (i) one year of base salary or (ii) the base salary payable for the remaining term of the employment agreement. In addition, all of his options shall immediately vest and be exercisable for up to one year following the date of any such termination. As of December 31, 2008, total unrecognized compensation cost related to Mr. Panoff’s stock option awards was approximately $24,000.

Deductibility of Compensation

Section 162(m) of the Code generally limits to $1,000,000 the Corporation’s federal income tax deduction for compensation paid in any year to each of its chief executive officer and the four other highest paid executive officers, to the extent such compensation is not “performance-based” within the meaning of Section 162(m). The Compensation Committee will, in general, seek to qualify compensation paid to its executive officers for deductibility under Section 162(m), although the Compensation Committee believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the Compensation Committee’s judgment, it is in the Corporation’s best interest to do so.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards to the Named Executive Officers as of December 31, 2008. No stock awards or equity incentive plan awards were granted to such persons during 2008.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

John E. Mordock	65,000	—		$1.80	5/09/16
	250,000	—		$1.30	7/19/16
	83,333	41,667	(1)	$1.15	5/09/17
	60,000	120,000	(2)	$0.62	5/08/18
Marc L. Panoff	120,000	60,000	(3)	$1.70	1/23/16
	50,000	25,000	(4)	$1.15	5/09/17
	36,667	73,333	(5)	$0.62	5/08/18
Christine V. Sapan	166,666	83,334	(6)	$1.20	7/10/17
	50,000	25,000	(7)	$1.15	5/09/17
	25,000	50,000	(8)	$0.62	5/08/18

(1)	41,667 options vest on May 9, 2009. These options vest and are exercisable in full upon a termination of Mr. Mordock’s employment by the Corporation without Cause or by Mr. Mordock for Good Reason (including a Change in Control).

(2)	50% of these options vest on each of May 8, 2009 and May 8, 2010. These options vest and are exercisable in full upon a termination of Mr. Mordock’s employment by the Corporation without Cause or by Mr. Mordock for Good Reason (including a Change in Control).

(3)	60,000 options vested on January 23, 2009.

(4)	25,000 options vest on May 9, 2009. These options vest and are exercisable in full upon a termination of Mr. Panoff’s employment by the Corporation without Cause or by Mr. Panoff for Good Reason (including a Change in Control).

(5)	50% of these options vest on each of May 8, 2009 and May 8, 2010. These options vest and are exercisable in full upon a termination of Mr. Panoff’s employment by the Corporation without Cause or by Mr. Panoff for Good Reason (including a Change in Control).

(6)	83,334 options vest on July 10, 2009. These options vest and are exercisable in full upon a termination of Dr. Sapan’s employment by the Corporation without Cause or by Dr. Sapan as a result of a demotion of her position or diminution in her duties or a Change of Control.

(7)	25,000 options vest on May 9, 2009. These options vest and are exercisable in full upon a termination of Dr. Sapan’s employment by the Corporation without Cause or by Dr. Sapan as a result of a demotion of her position or diminution in her duties or a Change of Control.

(8)	50% of these options vest on each of May 8, 2009 and May 8, 2010. These options vest and are exercisable in full upon a termination of Dr. Sapan’s employment by the Corporation without Cause or by Dr. Sapan as a result of a demotion of her position or diminution in her duties or a Change of Control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation is party to an Amended and Restated Consulting Agreement, dated April 25, 2005, with Dr. Michael G. Kaplitt (“Michael Kaplitt”), one of the Corporation’s scientific co-founders and the son of Dr. Martin J. Kaplitt (“Martin Kaplitt”), the Corporation’s Chairman of the Board. Pursuant to the terms of this agreement, Michael Kaplitt will provide advice and consulting services through April 30, 2010 on an exclusive basis in scientific research on human gene transfer in the nervous system and will continue to serve as a member of the Corporation’s Scientific Advisory Board. Michael Kaplitt was paid an annual retainer of $100,000 in equal quarterly installment payments from October 2005 through September 2006. Effective October 1, 2006, Michael Kaplitt’s annual retainer was increased to $175,000, payable in equal quarterly installment payments, which installment payments commenced in January 2007. The Corporation paid Michael Kaplitt approximately $175,000 in retainer fees in each of 2007 and 2008, thereunder. Under this agreement, the Corporation granted Michael Kaplitt non-qualified stock options to purchase 160,000 shares of Common Stock at an exercise price of $2.05 per share on April 25, 2005. Michael Kaplitt is also the neurosurgeon who performed the surgical procedures on the twelve patients required by the protocol for the Corporation’s sponsored Phase 1 clinical trial for the treatment of Parkinson’s disease, and is assisting the Corporation in its Phase 2 clinical trial for the treatment of Parkinson’s disease and trials for other therapies.

In accordance with The Rockefeller University’s (“Rockefeller”) Intellectual Property Policy, an aggregate of one-third of all income that it receives from licensing transactions is paid to the inventors. Michael Kaplitt has advised the Corporation that he received less than $2,000 in each of 2008 and 2007 from Rockefeller as a result of payments made by the Corporation to Rockefeller under a non-exclusive license agreement. In December 2002, the Corporation issued to Rockefeller 368,761 shares of Common Stock in exchange for the cancellation of certain fees under its exclusive patent license agreement with the Corporation. Rockefeller sold these shares in 2007, and Michael Kaplitt received approximately $75,000 from the proceeds of the sale. Michael Kaplitt estimates that he will be entitled to receive approximately one third of the proceeds of future royalties or other amounts that may become payable by the Corporation to Rockefeller under the Corporation’s license agreements with Rockefeller and the Corporation’s license Agreement with Rockefeller and Yale University (the “Rockefeller-Yale Agreement”).

Dr. Matthew During, a founder of the Corporation and a member of its Scientific Advisory Board, has advised the Corporation that in each of 2007 and 2008 he received approximately $17,000 from Thomas Jefferson University (“TJU”) as a result of payments made by the Corporation to TJU under two exclusive license agreements. The amounts received by Dr. During represent approximately 18% of the total payments made by the Corporation to TJU in each of 2007 and 2008. Dr. During will also have a similar interest in future royalties or other amounts that may become payable under the agreement with TJU.

Dr. During has also advised the Corporation that, in each of 2007 and 2008, he received less than $2,000 from Yale University as a result of payments made by the Corporation to Yale University under a non-exclusive license agreement. The amounts received by Dr. During represent approximately 25% of the total payments made by the Corporation to Yale University in each of 2007 and 2008. Dr. During will also have a similar interest in future royalties or other amounts that may become payable under the Rockefeller-Yale Agreement.

Dr. During and the Corporation entered into a consulting agreement in October 1999 which was subsequently amended. The consulting agreement provides for payments to Dr. During of $175,000 per year through September 2009.

In August 2004, the Corporation subleased 1,185 square feet of space at One Bridge Plaza, Fort Lee, New Jersey 07024 from Palisade Capital Securities, LLC, an affiliated company, for use as its corporate offices for a base annual rent of approximately $36,000 or $3,000 per month and such lease expires on June 30, 2009.

Effective February 23, 2007, the Corporation entered into a consulting agreement with Martin Kaplitt. Under the terms of this agreement, Martin Kaplitt provided medical and scientific consulting and advisory services to the Corporation for a one-year period, and received compensation at an annual rate of $85,000. Martin Kaplitt’s consulting agreement was extended for an additional one-year term, effective January 1, 2008, at an annual rate of $110,000, and further extended for a one-year term, effective January 1, 2009, at an annual rate of $125,000. Effective February 23, 2007, Martin Kaplitt no longer served as the Executive Chairman of the Corporation, but continues to serve as Chairman of the Board.

On November 19, 2007, the Corporation issued and sold 142,857 shares of Series D Preferred Stock at a price of $35.00 per share, or a total of approximately $5,000,000, to GEPT, as part of a private placement transaction. As part of this transaction, GEPT also exchanged 230,184 shares of Series C Preferred Stock, representing all of such shares of Series C Preferred Stock then owned by GEPT, for (i) 93,940 newly issued shares of Series C Preferred

Stock and (ii) 163,470 shares of Series D Preferred Stock. At the time of the transaction, GEPT was a beneficial owner of more than five percent of the Corporation’s voting securities.

On April 28, 2008, the Corporation issued and sold 142,857 shares of Series D Preferred Stock at a price of $35.00 per share, or a total of approximately $5,000,000, and warrants to purchase approximately 1,077,586 shares of Common Stock to CMF, pursuant to a Stock and Warrant Subscription Agreement, dated as of April 28, 2008, by and between the Corporation, CMF and, solely with respect to Article V thereof, GEPT. At the time of the transaction, CMF was a beneficial owner of more than five percent of the Corporation’s voting securities.

Subject to the Board’s approval at its annual meeting in May 2009, the Corporation proposes to retain Austin M. Long, III, and Craig J. Nickels, directors who are not standing for reelection to the Board, as consultants for 2009. Both of these former directors have served the Corporation since its inception and have the knowledge and the skills to provide valuable services to the Corporation with respect to its financing and business development activities in 2009. Under the consulting agreements, each of them will receive $1,000 per month from the date of the Board’s approval of the agreements (“Approval Date”) through December 31, 2009. In addition, each of them will be granted, on the Approval Date, stock options to purchase 100,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock at the time of grant. One half of the stock options will vest on the date of grant, and the other half will vest on December 31, 2009.

AUDIT COMMITTEE REPORT

The Board has an Audit Committee comprised of three directors, each of whom meets the independence and qualification standards for audit committee membership as set forth in the listing standards set forth in the AMEX Rules and Rule 10A-3 of the Exchange Act.

The Audit Committee oversees the Corporation’s financial and accounting processes on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2008 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Corporation’s management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, for accounting and financial reporting principles and for internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, BDO Seidman, LLP, is responsible for performing an independent audit of the consolidated financial statements prepared in accordance with generally accepted accounting principles.

In performing its oversight function, the Audit Committee reviewed with the Corporation’s independent registered public accounting firm such firm’s judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards Nos. 61 and 90. In addition, the Committee has discussed with the independent registered public accounting firm such firm’s independence from management and the Corporation and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The Committee discussed with the Corporation’s independent registered public accounting firm the overall scope and plans for the audit. The Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of the examination and the overall quality of the Corporation’s financial reporting.

The Corporation’s management, the Audit Committee and the Board are fully committed to a review and evaluation of the Corporation’s procedures and policies designed to assure effective internal control over financial reporting. All steps and disclosures relating to these matters have been and will remain subject to the oversight of the Audit Committee.

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee set forth below and in its charter, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee also approved the selection of the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2008.

The Audit Committee of the Board,

Austin M. Long III, Chair
Cornelius E. Golding
Craig J. Nickels

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP was the Corporation’s independent registered public accounting firm for the year ended December 31, 2008. BDO Seidman does not have any direct or indirect financial interest in the Corporation in any capacity other than that of independent public accountants. A representative of BDO Seidman, LLP will be present at the meeting to answer questions by stockholders concerning the accounts of the Corporation and will have the opportunity to make a statement, if such representative desires to do so.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Corporation for the fiscal years ended December 31, 2008 and 2007 by the Corporation’s independent registered public accounting firm, BDO Seidman, LLP.

Description	2008	2007

Audit fees	$174,500	$166,000
Audit related fees	4,808	25,000
Tax fees	—	—
All other fees	—	—

Total	$179,308	$191,000

Audit fees included fees associated with the audit of the Corporation’s annual financial statements included in the Corporation’s Form 10-K and review of quarterly financial statements included in the Corporation’s Form 10-Qs, consultations concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The 2008 audit fee amount includes an estimate of fees to be billed to the Corporation for the 2008 annual audit.

Audit related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements.

Before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee had a pre-approval policy in effect, during 2008, for the approval of service rendered by the Corporation’s independent registered public accounting firm. All services provided by the Corporation’s independent registered accounting firms during 2008 were approved by the Audit Committee prior to the commencement thereof.

OTHER MATTERS

The Board does not know of any other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their judgment on such matters.

PROPOSALS BY STOCKHOLDERS

Proposals of stockholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at the 2010 Annual Meeting of Stockholders of the Corporation, which is currently scheduled to be held on May 6, 2010, must be received by the Corporation at the Corporation’s principal executive offices by December 11, 2009 if they are to be included in the Corporation’s proxy statement and proxy relating to such meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of Forms 3, 4 and 5 filed under Section 16(a) of the Exchange Act, the Corporation believes that during fiscal 2008, all Section 16(a) filing requirements applicable to its officers, directors and other principal stockholders of the Corporation were complied with, except that William J. Gedale did not timely file a Form 4 for a transaction related to acquisition of stock on May 29, 2008. During fiscal 2007, Chrysler LLC did not timely file its Form 4 for a transaction related to Series C Preferred Stock on November 19, 2007.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may solicit proxies personally and by telephone and telegraph.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

The Board has adopted a written policy on stockholder and interested party communications with directors, a copy of which is available on the Corporation’s corporate website at http://www.neurologix.net.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the Public Reference Room maintained by the Securities and Exchange Commission (“SEC”) at 100 F. Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. The SEC allows the Corporation to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. A copy of such report is being mailed to the Corporation’s stockholders with this Proxy Statement. All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the annual meeting shall also be deemed to be incorporated by reference into this Proxy Statement.

Our stockholders may obtain the above-mentioned documents, without charge, by requesting them in writing or by telephone from the Corporation, by writing to Neurologix, Inc., One Bridge Plaza, Suite 605, Fort Lee, New Jersey 07024, attention of Marc L. Panoff, and by telephone to 201-592-6451.

You should rely only on the information contained in this Proxy Statement or other documents to which we refer to vote at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than the date of the annual meeting, and the mailing of the Proxy Statement to stockholders shall not create any implication to the contrary.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Marc L. Panoff
Marc L. Panoff
Chief Financial Officer, Secretary and Treasurer

April 9, 2009

NEUROLOGIX, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD FOR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2009.

The undersigned hereby appoints John E. Mordock and Marc L. Panoff as proxies with full power of substitution to vote all shares of stock of Neurologix, Inc. of record in the name of the undersigned at the close of business on April 1, 2009, at the Annual Meeting of Stockholders to be held on May 7, 2009 at 10:00 a.m. (Eastern time) at the Montammy Golf Club, Route 9W and Montammy Drive, Alpine, New Jersey 07620 or at any postponements or adjournments, hereby revoking all former proxies.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSAL 1 IN ACCORDANCE WITH THE SPECIFICATION MADE AND “FOR” SUCH PROPOSAL IF THERE IS NO SPECIFICATION.

(Continued and to be voted on reverse side.)
Annual Meeting Proxy Card

1.	Election of Directors

The Board of Directors recommends a vote FOR the director listed below to the Corporation’s Board of Directors:

	For	Withhold Authority

01 — John E. Mordock	☐	☐

2.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

NOTE: PLEASE SIGN NAME(S), EXACTLY AS SHOWN ABOVE. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR OR GUARDIAN, GIVE FULL TITLE AS SUCH. WHEN SHARES HAVE BEEN ISSUED IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN.

Signature 1:

Signature 2:

Date (mm/dd/yy):